UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment Number One to
SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:
 Preliminary Information Statement
 Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
 Definitive Information Statement

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
No fee required.

Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

EXPLANATORY STATEMENT

Due to a mathematical error in calculating a conversion ratio, the ownership of shares of Common Stock, $0.0001 par value per share, for Stewart Wallach, a Director and Chief Executive Officer and Gerry McClinton, a Director and Chief Financial Officer of the Reporting Company, was incorrectly stated.  Mr. Wallach’s ownership of such shares should have been 110,964,146 shares of Common Stock instead of 110,821,397 shares of Common Stock and Mr. McClinton’s ownership of such shares should have been 504,949 shares of Common Stock instead of 500,000 shares of Common Stock, a difference of 147,698 shares, or less than 1% of the total share ownership.  In addition to Mr. McClinton and Mr. Wallach, there were Company employees and other non board members whose stock conversion was also miscalculated, which in turn increases the total outstanding shares of Common Stock to 649,523,930 shares.  The tables and text in the initial Definitive Information Statement, as filed with the Commission on April 19, 2011, affected by these errors have been amended and restated below.  The mathematical error and the change to the outstanding shares has no material affect on the Reporting Company’s financial statements for the fiscal year ending December 31, 2010.

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We are a fully reporting Securities Exchange Act of 1934, as amended, (“Exchange Act”) company with the U.S. Securities and Exchange Commission or “SEC”, with our common stock quoted on the Over-the-Counter Bulletin Board under the symbol "CHDO.OB."

NO SHAREHOLDER MEETING

There WILL NOT be a meeting of shareholders  and none is required under applicable  Florida  statutes  when an  action  has been  approved  by  majority shareholders by written consent without a meeting. This Information Statement is first being noticed to you on or about April 19, 2011, and to the holders of Common Stock as of the Record Date on April 19, 2011. As of April 19, 2011, there are an estimated 3,132 shareholders of record.

DISSENTERS' RIGHTS

Under Florida law, our shareholders do not have dissenters’ rights in connection with any of the actions that were approved as disclosed in this Information Statement.

VOTING RIGHTS AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT:

The sole class of voting Common Stock of the Company as of April 19, 2011, that are issued and outstanding is the Common Stock, $0.0001 par value per share, or "Common Stock".  The table below sets forth, as of  April 19, 2011, (“Record Date”),  certain  information  with  respect to the Common Stock  beneficially owned by (i) each Director,  nominee and executive  officer of the Company;  (i) each person who owns  beneficially  more than 5% of the common stock;  and (iii) all Directors,  nominees and executive officers as a group. The table below also shows ownership as of the Record Date of shares of Series B Convertible Redeemable Preferred Stock, $0.10 par value, or the "Preferred Stock," which shares have no voting rights and shows ownership as of the Record Date of shares of Series B-1 Convertible Redeemable Preferred Stock, $0.10 par value, or the "Preferred Stock," which shares have no voting rights. The table also shows ownership as of the Record Date of shares of Series C Convertible Redeemable Preferred Stock, $1.00 par value, or the Preferred Stock which shares have no voting rights.  There were 649,523,930 shares of Common Stock outstanding on the Record Date and 1,000 shares of Preferred C Stock were outstanding as of April 19, 2011.

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OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS
as of April 19, 2011

					ALL OPTION WARRANT SHARES
NAME, ADDRESS & TITLE	STOCK OWNERSHIP	PERCENTAGE OF STOCK OWNERSHIP	STOCK OWNERSHIP AFTER CONVERSION OF ALL OPTIONS & WARRANTS PLUS THOSE EXERCISEABLE WITHIN THE NEXT 60 DAYS	% OF STOCK OWNERSHIP AFTER CONVERSION OF ALL OPTIONS & WARRANTS PLUS THOSE EXERCISEABLE WITHIN THE NEXT 60 DAYS	VESTED	NOT VESTED

Stewart Wallach, CEO, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (2)	110,964,146	17.1%	135,462,185	18.8%	24,498,039	0

Howard Ullman, Chairman, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (3)	85,706,229	13.2%	85,706,229	11.9%	0	0

Gerry McClinton, CFO, COO & Director, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (4)	504,949	0.1%	32,754,949	4.6%	26,630,000	5,620,000

Laurie Holtz, Director, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (5)	4,628,300	0.7%	6,628,300	0.9%	1,000,000	1,000,000

Jeff Postal, Director, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (6)	28,901,250	4.4%	34,901,250	4.8%	5,000,000	1,000,000

Jill Mohler, Secretary, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (7)	0	0.0%	450,000	0.1%	150,000	300,000

Jeff Guzy, Director,Director, 3130 19th St North, Arlington, VA 22201 (8)	832,000	0.1%	3,832,000	0.3%	1,500,000	1,500,000

Larry Sloven, Director, 350 Jim Moran Blvd, Suite 120, Deerfield Beach, FL 33442 (9)	792,000	0.1%	2,792,000	0.4%	1,000,000	1,000,000

ALL OFFICERS & DIRECTORS AS A GROUP	232,328,874	35.7%	302,526,913	41.8%	59,778,039	10,420,000

PRINCIPAL SHAREHOLDERS

Bart Fisher, 9009 Potomac Forest Drive, Great Falls, VA 22066 (10) (11)	28,942,919	4.5%	28,942,919	4.0%	0	0

Margaret Fisher, 9009 Potomac Forest Drive, Great Falls, VA 22066	45,429,136	7.0%	45,429,136	6.3%	0	0

SUBTOTAL PRINCIPAL SHAREHOLDERS	74,372,055	11.5%	74,372,055	10.3%	0	0

TOTAL	306,700,929	47.2%	376,898,968	52.1%	59,778,039	10,420,000

SIGNATURE

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, CHDT Corporation has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Broward County, Florida on this 3rd  day of  June  2011.

CHDT CORPORATION

Dated:   June 3, 2011

By: /S/ Stewart Wallach
Chief Executive Officer and Director

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of CHDT Corporation and in the capacities and on the dates indicated.

/s/ Stewart Wallach
Stewart Wallach
Principal Executive Officer
June 3, 2011